Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of xG Technology, Inc. (the “Company”) on Form S-1 of our report dated April 14, 2016 (except for Note 18, as to which the date is June 20, 2016), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and our audit of adjustments to retroactively apply the reverse stock split of the Company’s common stock, which occurred subsequent to the year ended December 31, 2015, to the 2014 financial statements which were audited by other auditors, and with respect to our audit of the financial statements of xG Technology, Inc. as of December 31, 2015 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 1, 2016